SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement
   [  ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
   [X]  Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14

                           Northland Cranberries, Inc.
                (Name of Registrant as Specified in its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [ X] No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                            [PRINTER TO INSERT LOGO]

                           NORTHLAND CRANBERRIES, INC.

                      800 First Avenue South, P.O. Box 8020
                     Wisconsin Rapids, Wisconsin 54495-8020
                              ____________________

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 7, 1998
                              ____________________

   TO THE SHAREHOLDERS OF NORTHLAND CRANBERRIES, INC.:

        NOTICE IS HEREBY GIVEN that the 1998 annual meeting of shareholders of NORTHLAND CRANBERRIES, INC., a Wisconsin corporation ("Company"), is scheduled to be held on Wednesday, January 7, 1998 at 3:00 p.m. at Cranberries Ballroom, 2321 West Grand Avenue, Wisconsin Rapids, Wisconsin for the following purposes, as more fully described in the accompanying Proxy Statement:

        1.   To elect eight directors, each for a one-year term.

        2. To consider and act upon such other business as may properly come before the annual meeting or any adjournment thereof.

        Only holders of record of the Class A and Class B Common Stock as of the close of business on November 20, 1997 will be entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. Shareholders may vote in person or by proxy. The holders of Class A Common Stock will be entitled to one vote per share and the holders of Class B Common Stock will be entitled to three votes per share on each matter submitted for shareholder consideration at the annual meeting.

        Even if you plan to attend the annual meeting, please complete, date and sign the enclosed proxy and mail it promptly in the envelope provided. If you attend the annual meeting, you may revoke your proxy and vote your shares in person. Your attention is directed to the attached Proxy Statement and the accompanying proxy.

                                 NORTHLAND CRANBERRIES, INC.

                                 [PRINTER TO INSERT SIGNATURE]


                                 David J. Lukas
                                 Vice President Administration,
                                 Corporate Counsel and Secretary

   Wisconsin Rapids, Wisconsin
   November 26, 1997

   YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY IN THE ENVELOPE PROVIDED.

                           NORTHLAND CRANBERRIES, INC.

                            [PRINTER TO INSERT LOGO]
                              ____________________

                                 PROXY STATEMENT
                                       For
                       1998 Annual Meeting of Shareholders
                           To Be Held January 7, 1998
                              ____________________


                               GENERAL INFORMATION

        This Proxy Statement and accompanying proxy are being furnished to the shareholders of Northland Cranberries, Inc., a Wisconsin corporation ("Company"), beginning on or about November 26, 1997, in connection with the solicitation by the Board of Directors of the Company ("Board") of proxies for use at the Company's 1998 annual meeting of shareholders scheduled to be held on Wednesday, January 7, 1998 at 3:00 p.m. at Cranberries Ballroom, 2321 West Grand Avenue, Wisconsin Rapids, Wisconsin, and at any adjournment thereof ("Meeting"), for the purposes set forth in the preceding Notice of Annual Meeting of Shareholders and in this Proxy Statement.

        Only record holders of outstanding shares of Class A Common Stock ("Class A Shares") and outstanding shares of Class B Common Stock ("Class B Shares" and, together with the Class A Shares, "Common Shares") as of the close of business on November 20, 1997 ("Record Date") are entitled to notice of, and to vote at, the Meeting. As of the Record Date, the Company's outstanding voting securities consisted of 13,220,370 Class A Shares and 636,202 Class B Shares. Each record holder of any outstanding Class A Shares as of the Record Date is entitled to one vote per share for each proposal submitted for consideration at the Meeting. Each record holder of any outstanding Class B Shares as of the Record Date is entitled to three votes per share for each such proposal. As of the Record Date, the total number of votes represented by the outstanding shares of both classes of the Company's Common Shares was 15,128,976, consisting of 13,220,370 votes represented by outstanding Class A Shares and 1,908,606 votes represented by outstanding Class B Shares.

        A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the proxy, the Common Shares represented thereby will be voted FOR the Board's eight director nominees set forth below and in accordance with the best judgment of the proxies named in the proxy on such other business or matters which may properly come before the Meeting. Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Meeting and to vote in person. Presence at the Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Each proxy granted may be revoked by the person giving it at any time before the exercise thereof by giving written notice to such effect to the Secretary of the Company, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

                              ELECTION OF DIRECTORS

   Director Nominees

        At the Meeting, the shareholders will elect eight directors, constituting the entire Board, to hold office until the Company's next annual meeting of shareholders and until their successors are duly qualified and elected. It is intended that the persons named as proxies in the accompanying proxy will vote FOR the election of all of the Board's nominees. All nominees are currently serving as shareholder-elected Board members except for Pat Richter, who was appointed by the Board on October 21, 1997. If any nominee should become unable to serve as a director prior to the Meeting, the Common Shares represented by proxies otherwise voted in favor of the Board's nominees or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend in place of such nominee. Under Wisconsin law, directors are elected by a plurality of the votes cast by the Common Shares entitled to vote in the election, assuming a quorum is present.
   For this purpose, "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be elected at the Meeting. Therefore, any Common Shares which are not voted on this matter at the Meeting, whether by abstention or otherwise, will have no effect on the election of directors at the Meeting.

        The Board's nominees are set forth below along with certain related information as of the Record Date. Unless otherwise indicated, positions listed are, or were, held with the Company.

         Name and Age        Director
          of Nominee          Since         Current Principal Employment

    John Swendrowski 49        1987    Chairman of the Board and Chief
                                       Executive Officer

    Jerold D. Kaminski 41      1994    President and Chief Operating Officer

    LeRoy J. Miles 62          1987    Retired Executive Vice President and
                                       Corporate Secretary

    Robert E. Hawk 42          1989    Executive Vice President and
                                       President  of Wildhawk, Inc. (Company
                                       subsidiary which serves as an agri-
                                       supplier to cranberry growers)

    Patrick F. Brennan 66      1989    Retired President and Chief Executive
                                       Officer of Consolidated Papers, Inc.
                                       (manufacturer of coated printing
                                       papers)

    Jeffrey J. Jones 44        1987    Partner in the law firm of Foley &
                                       Lardner

    John C. Seramur 55         1987    President and Chief Executive Officer
                                       of First Financial Corporation
                                       (savings bank holding company) and
                                       its principal subsidiary First
                                       Financial Bank

    Pat Richter 56             1997    Director of Athletics, University of
                                       Wisconsin-Madison


   Business Experience

        Mr. Swendrowski originally founded the Company in May 1987 and served as President and Chief Executive Officer from May 1987 to June 1997. Mr. Swendrowski continues to serve as Chairman of the Board and Chief Executive Officer and allowed Mr. Kaminski to assume the position of President in June 1997 upon Mr. Kaminski's joining the Company.

        Mr. Kaminski joined the Company on June 2, 1997 as its President and Chief Operating Officer. Prior thereto, he served as the Director of Marketing for the Food Service Division of General Mills Corporation since September 1993. Prior thereto, Mr. Kaminski served as Marketing Director of the Gold Medal Division of General Mills Corporation from September 1991 to September 1993 and as Marketing Manager of the Gold Medal Division of General Mills Corporation from February 1989 to September 1991. Mr. Kaminski has been a director of the Company since 1994. Prior to appointment to his current positions with the Company, Mr. Kaminski served as a member of both the Audit Committee and the Compensation Committee of the Board.

        Mr. Miles retired as Corporate Secretary on August 18, 1995 and as Executive Vice President of the Company on December 31, 1994, although he still remains an employee of the Company. Mr. Miles had held such executive positions with the Company since May 1987.

        Mr. Hawk was appointed Executive Vice President in October 1996. Prior to that, Mr. Hawk served as the Company's Vice President - Sales, Marketing and Special Projects since January 1993, and prior thereto he served as Vice President - Operations since January 1989.

        Mr. Brennan retired as President and Chief Executive Officer of Consolidated Papers, Inc., Wisconsin Rapids, Wisconsin effective as of December 31, 1996, a position he had held since October 1993. Prior thereto, he served as President and Chief Operating Officer for five years, Executive Vice President for over one year and Corporate Vice President for three years. He has served as a director of Consolidated Papers, Inc. since February 1987. Mr. Brennan is also a director of Betz Laboratories, Inc., Trevose, Pennsylvania, a manufacturer of specialty chemicals.

        Mr. Jones has been a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin, since January 1987, and has been associated with such firm since 1978. Foley & Lardner has been the Company's general outside legal counsel since the Company's formation.

        Mr. Seramur has been President and Chief Executive Officer of First Financial Bank, Stevens Point, Wisconsin, since 1977 and a director thereof since 1966. He has also been the President and a director of First Financial Corporation since its formation in 1983.

        Mr. Richter has been the Director of Athletics at the University of Wisconsin-Madison since February 1990. Mr. Richter is also a director of Anchor Bancorp Wisconsin Inc., Madison, Wisconsin, a financial institution, and Outlook Group Corp., Neenah, Wisconsin, a printing company.

   Board Meetings and Committees

        The Board met six times during fiscal 1997. The Board currently has standing Executive, Audit and Compensation and Stock Option Committees.

        The Executive Committee did not meet in fiscal 1997. The Executive Committee's principal function is to act on behalf of the Board between meetings, except with respect to matters which may not be delegated to a committee under Wisconsin corporate law. Present members of the Executive Committee are Messrs. Swendrowski (Chairman), Miles and Hawk.

        The Audit Committee met once in fiscal 1997. The Audit Committee's principal functions are to recommend annually a firm of independent public accountants to serve as the Company's independent auditors for the forthcoming fiscal year, to meet with and review reports of the Company's independent accountants and auditors, to oversee the Company's quarterly and annual financial reporting process and to conduct a post-audit review of various items relating to the Company's annual financial reporting and audit process. The Audit Committee presently consists of Messrs. Seramur, Brennan and Jones. Mr. Kaminski resigned from the Audit Committee effective June 2, 1997, when he was appointed to his current positions with the Company.

        The Compensation and Stock Option Committee met twice in fiscal 1997. It has authority to administer the Company's various stock option plans, including the grant of options thereunder to key employees of the Company, and to approve the compensation, bonuses and benefits of officers and key employees of the Company. The Compensation and Stock Option Committee presently consists of Messrs. Seramur (Chairman) and Brennan. Mr. Kaminski resigned from the Compensation and Stock Option Committee effective June 2, 1997 when he was appointed to his current positions with the Company. See "Executive Compensation-Report on Executive Compensation."

        The Board does not have a nominating committee. Shareholders who wish to propose director nominees for consideration at the Meeting may do so under the Company's By-laws only by giving written notice of an intent to make such a nomination to the Secretary of the Company not less than 30 days in advance of the Meeting. Such notice must specify, among other things, the nominee's name, biographical data and qualifications.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

   Share Ownership

        The following table sets forth certain information as of the Record Date regarding the beneficial ownership of each class of Common Shares held by (i) each director and executive officer of the Company who is named in the Summary Compensation Table set forth below under "Executive Compensation-Summary Compensation Information;" (ii) all directors and executive officers of the Company as a group; and (iii) each person or entity known to the Company to be the beneficial owner of more than 5% of either class of Common Shares. All of the persons or entities listed below are believed by the Company to have sole voting and investment power over the Common Shares identified as beneficially owned, except as indicated otherwise in the footnotes to the table.

                                   Class A        Class B
                                   Shares         Shares
                                Beneficially   Beneficially
                                  Owned and      Owned and    Percentage of
      Name of Individual or     Percentage of  Percentage of   Aggregate
    Entity or Number in Group     Class(1)       Class(1)     Voting Power

                                  Directors and Executive
                                          Officers

    John Swendrowski(2)           384,362(3)     601,738(4)      14.3%
                                    (2.9%)        (94.6%)

    Jerold D. Kaminski             30,812(5)          __           *
                                        *

    LeRoy J. Miles                 72,671(6)     322,462(7)       1.2%
                                        *         (50.7%)

    Robert E. Hawk                470,660(8)          __          3.1%
                                    (3.5%)

    John A. Pazurek               108,034(9)          __           *
                                        *

    John C. Seramur                72,770(10)         __           *
                                        *

    Jeffrey J. Jones               24,400(11)         __           *
                                        *

    Patrick F. Brennan              8,558(12)         __           *
                                        *

    Pat Richter                     1,000             __           *
                                        *

    All directors and           1,376,341         636,202        20.7%
     executive officers             (9.9%)        (100.0%)
     as a group (14
     persons)(13)

                                  Other Five Percent Holders

    State of Wisconsin            984,600           --            6.5%
     Investment Board               (7.4%)
     ("SWIB")(14)

    Wellington Management Co.     798,600           --            5.3%
     LLP ("Wellington")(15)         (6.0%)

   ________________________________

   *    Denotes less than 1%.

   (1) The outstanding Class B Shares are convertible on a share-for-share basis into Class A Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Class A Shares. However, in order to avoid overstatement of the aggregate beneficial ownership of shares of both classes of the Company's Common Shares, the Class A Shares reported in the table do not include Class A Shares which may be acquired upon the conversion of Class B Shares. Similarly, the respective percentages of outstanding Class A Shares reported in the table have been determined with respect to the total number of Class A Shares outstanding on the Record Date, excluding Class A Shares which may be issued upon conversion of Class B Shares.

   (2) The address of Mr. Swendrowski is 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020.

   (3) The Class A Shares listed include (i) 120,362 shares owned directly by Mr. Swendrowski or members of his immediate family and
        (ii) 264,000 shares which Mr. Swendrowski has the right to acquire upon the exercise of vested stock options.

   (4) The Class B Shares listed include (i) 313,740 shares owned directly by Mr. Swendrowski and (ii) 287,998 shares held by Cranberries Limited, Inc. ("CLI"), a corporation owned by Messrs. Swendrowski and Miles and controlled by Mr. Swendrowski.

   (5) Includes 16,192 Class A Shares which Mr. Kaminski has the right to acquire upon the exercise of vested stock options. The total does not reflect the grant to Mr. Kaminski of 12,000 contractually restricted Class A Shares granted June 2, 1997 upon Mr. Kaminski joining the Company. These shares will vest ratably in 3,000 share increments on each of the next four anniversaries of Mr. Kaminski's hiring date, as long as Mr. Kaminski remains employed by the Company on each respective vesting date.

   (6) The Class A Shares listed include (i) 21,677 shares owned directly by Mr. Miles; (ii) 48,000 shares which Mr. Miles has the right to acquire upon the exercise of vested stock options; and (iii) 2,994 shares held for the account of Mr. Miles' wife.

   (7) The Class B Shares listed include the 287,998 shares which are deemed to be beneficially owned by Mr. Miles as an officer and shareholder of CLI. Such shares are also included under the number of Class B Shares deemed to be beneficially owned by Mr. Swendrowski. See note
        (4) above.

   (8) The Class A Shares listed include (i) 288,200 shares owned directly by Mr. Hawk; (ii) 472 shares owned by his wife; (iii) 19,946 shares held in his IRA account; (iv) 10,042 held in his wife's IRA account; and (v) 152,000 shares which Mr. Hawk has the right to acquire upon the exercise of vested stock options.

   (9) Includes 86,000 Class A Shares which Mr. Pazurek has the right to acquire upon the exercise of vested stock options.

   (10) Includes 690 Class A Shares which Mr. Seramur has the right to acquire upon the exercise of vested stock options.

   (11) Includes 3,794 Class A Shares which Mr. Jones has the right to acquire upon the exercise of vested stock options.

   (12) Includes 3,658 Class A Shares which Mr. Brennan has the right to acquire upon the exercise of vested stock options.

   (13) In determining the aggregate beneficial ownership of Class A Shares and Class B Shares, respectively, for all directors and executive officers as a group, Common Shares which are deemed to be beneficially owned by more than one person have been counted only once to avoid overstatement. The number of Class A Shares listed includes 742,834 Class A Shares which certain executive officers and directors have the right to acquire upon the exercise of vested stock options.

   (14) The information given is based on a Schedule 13-F filed by SWIB with the Securities and Exchange Commission ("SEC") as of or about September 30, 1997, and was confirmed by SWIB to the Company. The address of SWIB is P.O. Box 7842, Madison, Wisconsin 53707.

   (15) The information given is based on a Schedule 13-F filed by Wellington with the SEC as of or about September 30, 1997, and was confirmed by Wellington to the Company. Wellington has shared investment power with respect to all of the shares listed and shared voting power with respect to 393,600 of the shares listed. The address of Wellington is 75 State Street, Boston, Massachusetts 02109.

                             EXECUTIVE COMPENSATION

   Report on Executive Compensation

             The Compensation and Stock Option Committee of the Board ("Committee") evaluates and approves the compensation of the Company's executive officers. The Committee's executive compensation policies and practices generally reflect the Company's efforts to attract, motivate and retain the Company's executive officers by providing a total compensation package based on relative corporate and personal performance and which is competitive in the fruit juice/beverage industry. Executive officers' compensation is currently comprised of base salary, potential annual bonus payments and potential annual stock option grants. The Company also provides its employees, including its executive officers, with the opportunity to participate in a 401(k) plan.

             With the exception of the base salary of Mr. Jerold D. Kaminski, the Company's President and Chief Operating Officer (whose base salary is determined pursuant to the provisions of his employment agreement with the Company, as described below), the Committee establishes each executive officer's base salary, including the salary of John Swendrowski, the Chairman of the Board and Chief Executive Officer, at the beginning of each fiscal year for the forthcoming fiscal year. In determining the compensation of executives other than the Chief Executive Officer and the Chief Operating Officer, the Committee principally considers the recommendations of the Chief Executive Officer. Each executive officer's base salary is generally based on the Committee's evaluation of the Company's and each individual's relative performance and achievements for the fiscal year then ended. In particular, in determining annual salary increases or decreases, the Committee reviews and evaluates the Company's revenues, earnings, cost and expense levels and balance sheet strength for and as of the end of the prior fiscal year and each executive officer's individual contributions to the Company's results of operations and financial condition for the past year. The Company's performance with respect to these criteria, and in particular its earnings per share, is compared to the Company's historical results and the Company's expectations for the fiscal year then ended. The Committee also considers the extent to which the Company otherwise attained its strategic and operating plans and goals established during the fiscal year and each officer's role in connection therewith, together with each officer's interpersonal relationships with other Company personnel. In particular, for fiscal 1998, the Committee considered the Company's success in its national juice rollout campaign and its continuing successful transition into a vertically-integrated consumer cranberry products company. In addition, in September 1997, the Committee analyzed the compensation of similarly-situated executives at other similarly-situated beverage and consumer products companies, including those companies which comprise the Company's peer group index for purposes of comparing total shareholder return (see "Stock Performance Information"), to assist in the determination of executive's salary levels for the Company's 1998 fiscal year. As a result of this review, the Committee increased executive officers' base salary by an average of 5.2% for the upcoming fiscal year, excluding the Chief Executive Officer and Chief Operating Officer. Although the Committee reviews a great deal of objective performance criteria, the Committee still exercises a significant amount of subjective evaluation in making its executive compensation decisions.

             In fiscal 1997, the Company established the 1997 Incentive Bonus Plan (the "Bonus Plan") to provide incentive compensation opportunities to the Company's employees, including its executive officers. The Bonus Plan bases the payment of incentive cash bonuses on the achievement of specified objective and subjective goals, principal among them the achievement of certain targeted corporate earnings goals and various departmental and individual goals. The Bonus Plan, which applies to all Company employees, provides bonus opportunities of up to a specified percentage of base salary which varies by relative employment position.
   In fiscal 1997, the Company's earnings were below the targeted earnings goals set at the end of fiscal 1996. As a result, no performance bonuses were paid under the Bonus Plan for fiscal 1997 to any of the Company's executive officers appearing in the Summary Compensation Table below.

             In determining Mr. Swendrowski's 4.9% base salary increase for fiscal 1998, the Committee took into account Mr. Swendrowski's contributions during fiscal 1997 in connection with (i) changing the Company's focus from growing and harvesting cranberries to establishing a market position as a vertically-integrated fruit juice beverage company by successfully orchestrating the Company's introduction of its Northland brand of 100% juice cranberry juice products into supermarkets nationwide, including into about 18,000 supermarkets as of the end of the fiscal year and achieving a 6% market share in the shelf-stable cranberry juice segment; (ii) achieving 26% sales growth over fiscal 1996; and (iii) acquiring two cranberry marshes aggregating 181 planted acres. The Committee also reviewed chief executive officer compensation information from the companies which comprise the Company's peer group index for purposes of comparing total shareholder return and other similarly-situated beverage and consumer products companies, and set his salary in the range commensurate within the range of salaries of such other chief executive officers. See "Stock Performance Information." As indicated above, because the Company's fiscal 1997 earnings were below targeted goals set at the end of fiscal 1996, Mr. Swendrowski did not receive a performance bonus in fiscal 1997.

             On June 2, 1997, the Company entered into an employment and severance agreement with Jerold D. Kaminski pursuant to which Mr. Kaminski agreed to join the Company and serve as its President and Chief Operating Officer for successive one-year renewable terms. The agreement established Mr. Kaminski's base salary at $220,000 annually and provided additional benefits, including eligibility to participate at the highest available level in the Bonus Plan. Commencing in October 1998, Mr. Kaminski's salary will be subject to upward adjustment by the Committee based on the recommendations of the Chief Executive Officer. Mr. Kaminski received a $50,000 cash bonus upon execution of his employment agreement, as well as 12,000 restricted Class A Shares which vest ratably in 3,000 share increments on the first, second, third and fourth anniversaries of the date of the agreement, as long as Mr. Kaminski remains employed by the Company on each respective date with respect to the shares then vesting. Mr. Kaminski also received options to purchase 10,000 Class A Shares under the Amended 1995 Stock Option Plan (the "1995 Plan") at an exercise price equal to the fair market value of the Class A Shares on the date of grant. See "Employment and Severance Agreements."

             Regular annual stock option grants to executive officers under the Company's stock option plans are generally made annually after the end of each fiscal year by the Committee and are based principally on each executive officer's relative position at the Company and, in appropriate cases, his individual initiatives and achievements in the performance of his duties during the prior fiscal year and their impact on the Company's performance. The Committee also takes into account the level of regular option grants historically provided each year to each executive officer. Because of the Company's recent change in fiscal year, the Committee now typically grants options in November. Prior to the change in fiscal year, options were typically granted in May. Other than options granted to Mr. Jerold D. Kaminski and another executive officer upon their initial employment with the Company, no executive officers received option grants in fiscal 1997.

             The Company's stock option plans, including the 1995 Plan, are intended to promote the best interests of the Company and its shareholders by providing key employees with the opportunity to acquire or increase their ownership interest in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. Options have historically been granted to selected key employees at 100% of the Class A Shares' fair market value on the date of grant, have a term not to exceed 10 years and either vest in increments of 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date or are immediately vested upon grant. Since the economic value of stock options is inherently dependent upon the level of future price appreciation of the underlying stock, options granted by the Committee will only provide executive officers with value to the extent the price of the Class A Shares increases above the option exercise price on the grant date. Thus, the Committee believes that stock option grants help better align the economic interests of the Company's management with its shareholders.

             Since the Company believes its stock option plans have been adopted and are being administered in accordance with Internal Revenue Code Section 162(m), the Committee does not intend currently to take any further action to conform its compensation plans to comply with the regulations proposed under Internal Revenue Code Section 162(m) relating to the $1 million cap on executive compensation deductibility imposed by the Omnibus Revenue Reconciliation Act of 1993.

             By the Compensation and Stock Option Committee:

                  John C. Seramur, Chairman
                  Patrick F. Brennan


   Summary Compensation Information

        The following table sets forth certain information concerning compensation paid by the Company for its last three fiscal years to the Company's Chief Executive Officer and all other executive officers of the Company whose salary and bonus payments exceeded $100,000 in fiscal 1997. Jerold D. Kaminski, the Company's President and Chief Operating Officer, was hired by the Company on June 2, 1997. Although Mr. Kaminski's employment agreement provides for an annual base salary of $220,000, only the compensation earned by Mr. Kaminski for the three-month period of fiscal 1997 in which he was employed by the Company is reflected in the table below. The persons named in the table below are hereinafter sometimes referred to as the "named executive officers."

                           Summary Compensation Table
                                                                                  Long Term
                                                                                 Compensation
                                                                                    Awards
                                                                Regular Stock     Restricted   Other Annual   All Other
    Name and Principal      Fiscal      Annual Compensation     Option Grants       Stock      Compensation  Compensation
    Positions              Year(1)   Salary(1)       Bonus(1)   (shares)(1)(2)    Awards(3)        (4)           (5)

    John Swendrowski         1997    $330,000             $ 0              0             $0      $224,127          $4,552(7)
     Chairman of the         1996    $315,000        $286,200         16,000             $0            $0          $3,365(7)
     Board and Chief         1995    $300,000             $ 0         16,000             $0            $0             $ 0
     Executive Officer

    Jerold D. Kaminski       1997    $ 50,164     $ 50,000(6)         10,000(6)    $155,250            $0             $ 0
     President and Chief
     Operating Officer

    Robert E. Hawk           1997    $140,000             $ 0              0             $0            $0          $3,160
     Executive Vice          1996    $114,000        $ 89,720          8,000             $0            $0             $ 0
     President               1995    $108,000             $ 0          8,000             $0            $0             $ 0

    John A. Pazurek          1997    $115,000             $ 0              0             $0       $29,539          $3,156
     Vice President-         1996    $ 89,000        $ 63,720          8,000             $0            $0          $1,534
     Finance, Treasurer      1995    $ 83,000             $ 0          8,000             $0            $0             $ 0
     and Chief Financial
     Officer

   _________________
   (1) Not reflected in the above table, during the Company's five-month transitional period from April 1, 1995 to August 31, 1995 (the "Transitional Period"), Messrs. Swendrowski, Hawk and Pazurek received salary payments of $131,250, $47,500 and $37,083, respectively; bonus payments of $100,000, $22,800 and $17,800, respectively; and stock options to purchase 12,000, 6,000 and 6,000 Class A Shares, respectively. No other compensation was paid to the named executive officers during the Transitional Period.

   (2) On April 1, 1996, the Committee made an extraordinary grant of stock options to certain executive officers, including Messrs. Swendrowski, Hawk and Pazurek. These extraordinary grants, which are not reflected in the table above, were made to compensate such executive officers for their voluntary agreement to limit the amount of tax offset bonuses associated with their prior receipt of certain stock options in 1987 and 1989. Because of the significant increase in the price of the Company's Class A Shares since the grant date of these options, and in particular since the summer of 1995, the Company would have been required by generally accepted accounting principles to recognize a significant accrued compensation expense and a resultant reduction in reported earnings if these tax offset bonuses would not have been voluntarily limited by the executive officers.
        As a result, Messrs. Swendrowski, Hawk and Pazurek received extraordinary grants of stock options exercisable for 100,000, 40,000 and 24,000 Class A Shares, respectively, at an exercise price equal to 100% of the fair market value of the Class A Shares on the grant date.

   (3) The amount in the table reflects the market value on the date of grant of restricted Class A Shares awarded to Mr. Kaminski pursuant to the terms of the employment and severance agreement dated June 2, 1997, by and between Mr. Kaminski and the Company. The number of restricted Class A Shares held by Mr. Kaminski and the market value of such Class A Shares as of August 31, 1997, was 12,000 and $205,500, respectively. These shares vest ratably in 3,000 share increments on each of the next four anniversaries of Mr. Kaminski's hiring date, as long as Mr. Kaminski remains employed by the Company on each respective vesting date. Mr. Kaminski is entitled to receive dividends on these shares from the date of grant upon vesting of these shares pursuant to the terms of his employment agreement.

   (4) Amounts set forth were received by Messrs. Swendrowski and Pazurek as partial reimbursement for income tax obligations incurred as a result of their exercises in fiscal 1997 of the stock options granted in 1987 (and referenced in footnote (2), above).

   (5) Amounts set forth represent the Company's matching contributions under its 401(k) plan to each respective indicated named executive officer.

   (6) Bonus and option amounts set forth were granted to Mr. Kaminski pursuant to the terms of his employment agreement. The table does not include grants of options to purchase 676 and 516 Class A Shares, which were granted in fiscal 1996 and 1995, respectively, to Mr. Kaminski in his capacity as a director of the Company.

   (7) In (i) fiscal 1997 and (ii) the period including fiscal 1996 and the Transitional Period together, the Company paid approximately $49,327 and $49,539, respectively, of premiums on a split-dollar insurance policy on the life of Mr. Swendrowski. The foregoing data is excluded from the table above because, upon surrender of this policy to the Company or the death of Mr. Swendrowski, these premium payments will be reimbursed in full to the Company. Based on an assumed retirement age of 65, the current present value of the excess cash surrender value of such policy over the premium payments is estimated to be approximately $155,500.


   Stock Options

        The Company currently maintains a 1987, 1989 and 1995 Stock Option Plan. Under the 1989 and 1995 Plans, options to purchase Class A Shares may continue to be granted to key employees, including executive officers, of the Company. The Company's 1987 Stock Option Plan has no remaining available Class A Shares reserved thereunder to accommodate any additional option grants and the 1989 Stock Option Plan has only a very limited number of remaining Class A Shares available to accommodate additional option grants thereunder.

        The following table sets forth information concerning the grants of stock options under the 1995 Plan during fiscal 1997, as well as certain additional data relating to all shareholders of the Company.

                        Option Grants in 1997 Fiscal Year
                                          Percentage of
                            Shares        Total Regular                                     Potential Realizable Value
                          Underlying         Options                                        At Assumed Annual Rates of
                            Regular      Granted to all     Exercise                         Stock Price Appreciation
                            Options       Employees in     Price (per   Expiration               For Option Term(5)
            Name          Granted(1)    1997 Fiscal Year    share)(4)      Date                5%                 10%

    John Swendrowski              0              --            --           --                   --                --

    Jerold D. Kaminski       10,000(2)        16.3%          $12.94       6/2/07           $ 81,379        $  206,230

    Robert E. Hawk                0              --            --           --                   --                --

    John A. Pazurek               0              --            --           --                   --                --

    All Optionees            61,500(3)       100.0%            (3)          (3)            $657,827        $1,662,457

    All Shareholders(6)         N/A             N/A            N/A          N/A        $148,157,695      $375,460,688

   _____________________

   (1) The options reflected in the table are nonqualified stock options under the Internal Revenue Code.

   (2) Received by Mr. Kaminski pursuant to the terms of the employment and severance agreement, dated as of June 2, 1997, by and between Mr. Kaminski and the Company.

   (3) 46,500 options were granted September 9, 1996 with an exercise price of $18.50 and an expiration date of September 9, 2006; 500 options were granted October 17, 1996 with an exercise price of $16.75 and an expiration date of October 17, 2006; 10,000 options were granted June 2, 1997 with an exercise price of $12.94 and an expiration date of June 2, 2007; 1,500 options were granted July 23, 1997 with an exercise price of $16.94 and an expiration date of July 23, 2007; and 3,000 options were granted August 31, 1997 with an exercise price of $17.125 and an expiration date of August 31, 2007.

   (4) The exercise price of options may be paid in cash, by delivering previously issued Class A Shares or any combination thereof.

   (5) The potential realizable values set forth under the columns above represent the difference between the stated option exercise price and the market value of the Class A Shares based on certain assumed rates of stock price appreciation and assuming that the options are exercised on their stated expiration date. The potential realizable values set forth do not take into account applicable tax and expense payments which may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future stock price of the Class A Shares on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed rates of stock price appreciation over the ten-year exercise period of the options used in the table above are mandated by rules of the SEC and do not represent the Company's estimate or projection of the future price of the Class A Shares on any date. There can be no assurance that the stock price appreciation rates for the Class A Shares assumed for purposes of this table will actually be achieved.

   (6) Represents corresponding gain to all shareholders on 12,734,286 aggregate Common Shares outstanding on September 9, 1996, calculated based on the closing sale price of the Class A Shares on such date, the date on which the options included in the table were granted, compared to the potential realizable value of such shares at the indicated assumed rates of stock price appreciation over a ten-year term. Actual realizable value, if any, will be dependent on the future stock price of the Class A Shares on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed rates of stock price appreciation over the ten-year exercise period of the options used in the table above are mandated by rules of the SEC and do not represent the Company's estimate or projection of the future price of the Class A Shares on any date. There can be no assurance that the stock price appreciation rates for the Class A Shares assumed for purposes of this table will actually be achieved.

        The following table sets forth certain information with respect to the named executive officers, together with all option recipients, concerning their options exercised in fiscal 1997 and unexercised stock options held as of the end of fiscal 1997.

        Aggregated Option Exercises and Fiscal 1997 Year-End Value Table
                                                              Number of Shares             Value of Unexercised
                            Number of                        Underlying Options            In-the-Money Options
                             Shares                       at End of Fiscal 1997(2)       at End of Fiscal 1997(3)
                          Acquired Upon      Value
            Name            Exercise      Received(1)   Exercisable   Unexercisable      Exercisable  Unexercisable

    John Swendrowski          100,000    $1,787,500        244,000            ---      $   2,269,020              ---

    Jerold D. Kaminski            ---           ---         11,192            ---      $      46,688              ---

    Robert E. Hawk                ---           ---        142,000            ---      $   1,454,410              ---

    John A. Pazurek            20,000    $  120,000         76,000            ---      $     718,980              ---

    All Optionees             204,070    $3,093,213        826,484         89,300      $   8,237,513     $    355,240


   __________________________

   (1) Reflects the dollar value difference between the closing sale price of the Class A Shares on The Nasdaq Stock Market on the date of exercise, less the stock option's exercise price, multiplied by the number of Class A Common Shares acquired upon exercise.

   (2) The options reflected in the table are nonqualified stock options under the Internal Revenue Code as of the end of the fiscal year and do not reflect option exercises after the end of the fiscal year. The exercise price of each option granted was equal to 100% of the fair market value (last bid price) of the Class A Shares on the date of grant.

   (3) The dollar values were calculated by determining the difference between the fair market value of the underlying Class A Shares and the various applicable exercise prices of the named executive officers' outstanding options at the end of fiscal 1997. The last reported sale price of the Company's Class A Shares on The Nasdaq Stock Market on August 29, 1997 was $17.125 per share.

   Director Compensation

        Directors who are not also Company employees receive an annual retainer fee of $12,000, together with $500 for each Board and committee meeting attended, and are also entitled to receive an annual automatic grant of nonqualified stock options under the 1995 Plan. Committee chairmen receive an additional $250 for attending each meeting of their committee. Directors who are also Company employees receive no additional compensation for their services as directors. All directors are entitled to reimbursement for their transportation, lodging and meal expenses incurred in attending meetings. Option grants to non-employee directors occur automatically (i) upon a director's initial appointment or election to the Board and (ii) on each August 31, and are exercisable for 1,000 Class A Shares, respectively, at an exercise price equal to 100% of the fair market value of the Class A Shares on the date of such grant, respectively. Options granted to non-employee directors vest in full one year after the grant date with respect to all shares covered thereby and have a term of either five years or (for all grants after August 31, 1997) ten years; provided, however, that, if the non-employee director ceases to be a director of the Company by reason of death, disability, or retirement after attaining age 65, prior to the date the option becomes exercisable, the option shall then become immediately exercisable in full.

   Employment and Severance Agreements

        The Company has a Key Executive Employment and Severance Agreement ("KEESA") with John Swendrowski which provides that, following a "change in control" of the Company (as defined in KEESA), Mr. Swendrowski will be employed for three years in the same position, performing equivalent duties, and at the same location as in effect immediately prior to the change of control. During the employment period, Mr. Swendrowski is entitled to receive a salary based upon his compensation rate in effect at the date of change of control (subject to increase) and to be included in the Company's benefit plans available to other key employees. If during the employment period (i) Mr. Swendrowski's employment is terminated by the Company, other than for "cause" (as defined in the KEESA) or his disability, or (ii) his duties are changed substantially without his written consent and Mr. Swendrowski terminates his employment as a result, then he will be entitled to receive a lump sum severance payment equal to three times his average base salary over the five years prior thereto, plus the other benefits due under the agreement.

        On June 2, 1997, the Company entered into an employment and severance agreement with Jerold D. Kaminski ("Employment Agreement"), pursuant to which Mr. Kaminski agreed to join the Company and to serve as its President and Chief Operating Officer for renewable one-year periods at an annual salary (subject to adjustment starting in October 1998) of $220,000. Pursuant to the Employment Agreement, Mr. Kaminski also received (i) a $50,000 signing bonus, (ii) immediately vested options to purchase 10,000 Class A Shares under the 1995 Plan at an exercise price of 100% of fair market value on the grant date, and (iii) 12,000 contractually restricted Class A Shares scheduled to vest ratably in 3,000 share increments on each of the first four anniversaries of the agreement, so long as Mr. Kaminski remains employed by the Company on each respective
   vesting date with respect to the shares vested.    Mr. Kaminski cannot
   sell unvested shares until such shares vest and must vote unvested shares in accordance with recommendation of the Board. Mr. Kaminski will not receive dividends paid on unvested shares until those shares vest. Prior to his joining the Company, Mr. Kaminski was the Director of Marketing for the Food Service Division of General Mills Corporation for four years and served on the Board since 1994. Upon his joining the Company, Mr. Kaminski stepped down from the Audit Committee and the Compensation and Stock Option Committee, but remained a member of the Board.

        The Employment Agreement also provides that, following a "change in control" of the Company (as defined in the Employment Agreement), Mr. Kaminski will be employed for three years in the same position, performing equivalent duties, and at the same location as in effect immediately prior to the change of control. During the period of employment following a change of control (the "Second Employment Period"), Mr. Kaminski is entitled to receive a salary based upon his compensation rate in effect at the date of change of control (subject to increase) and to be included in the Company's benefit plans available to other key employees. If during the Second Employment Period (i) Mr. Kaminski's employment is terminated by the Company, other than for "cause" (as defined in the Employment Agreement) or his disability, or (ii) his duties are changed substantially without his written consent and Mr. Kaminski terminates his employment as a result, then he will be entitled to receive a lump sum severance payment equal to two times his average base salary over the five years prior thereto, plus the other benefits due under the agreement.

                          STOCK PERFORMANCE INFORMATION

        Set forth below is a line graph comparing the annual percentage change during the last five fiscal years (assuming for this purpose that each such fiscal year ended on August 31, the Company's fiscal year-end, in order to allow for a more meaningful comparison) in the Company's cumulative total shareholder return on the Class A Shares, compared to the cumulative total return of companies included within the Nasdaq Total Return Index and companies in a peer group selected in good faith by the Company. The companies comprising the peer group index include: Alico, Inc., Chalone Wine Group, LTD., J & J Snack Foods Corp., Mauna Loa Macadamia Nut Corp., Orange-Co., Inc., John B. Sanfilippo & Son, Inc., Seneca Foods Corp., Stokely USA, Inc., Sylvan Food Holdings, Inc. and Todhunter International, Inc. The shareholder returns of each of these companies have been weighted based on each such company's relative market capitalization as of the beginning of each period.

                Comparison of Five-Year Total Shareholder Returns
                        (on a dividend reinvested basis)
                                 08/31/92   08/31/93   08/31/94   08/31/95   08/31/96   08/31/97

    Northland Cranberries, Inc.     $100     $146.1     $  163.1   $ 127.8   $   318.7   $306.0
    Peer Group Index                $100     $106.7     $   98.1   $  96.2   $    92.6   $109.1
    Nasdaq Total Return Index       $100     $131.9     $  137.3   $ 184.9   $   208.5   $290.9



                              CERTAIN TRANSACTIONS

        Mr. Swendrowski is a general partner in Cranberry Hills Partnership, a Wisconsin general partnership ("Cranberry Hills"). In fiscal 1997, the Company accrued $85,598 in payment obligations to Cranberry Hills in consideration for certain lease rights and a right of first refusal assigned to the Company. The Company believes the terms of the foregoing transactions are no less favorable to the Company than could have been obtained from an unaffiliated third party.

        To address the Company's need for additional office space, on November 14, 1997, the Company purchased a 40,000 square foot building in Wisconsin Rapids, Wisconsin from PCL Realty Corporation, a Wisconsin corporation ("PCL"), whose majority owner is John Swendrowski, the Company's Chairman of the Board and Chief Executive Officer. The purchase price for the property was established at $1,150,000 by arms-length negotiations between PCL and the Board (with Mr. Swendrowski abstaining). The purchase was conditioned upon (i) an appraisal of the property by a qualified, independent commercial property appraiser (including a report describing similar commercial properties available for sale or lease in the Wisconsin Rapids area) indicating that the value of the property was at least equal to or in excess of the agreed upon purchase price; (ii) a favorable inspection of the property by a construction engineer; and (iii) a favorable Phase I environmental audit. All such conditions were satisfied prior to the purchase. The independent appraisal indicated the value of the property was substantially higher than the purchase price.

                                 OTHER MATTERS

   Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations from the Company's executive officers, directors and greater than 10% beneficial owners, such persons complied with all Section 16(a) filing requirements in fiscal 1997.

   General

        The Board has reappointed Deloitte & Touche LLP to serve as the Company's independent auditors for fiscal 1998. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

        The election of directors is the only matter known to the Board which will be presented for shareholder consideration at the Meeting. For other business to be properly brought before the Meeting by a shareholder, such shareholder must give written notice of such proposed business complying with the Company's By-laws to the Secretary of the Company not less than 30 days in advance of the Meeting. If any other business or matters should properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.

        The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Class A Shares.

        UPON THE WRITTEN REQUEST OF ANY COMPANY SHAREHOLDER, ADDRESSED TO
   THE SECRETARY OF THE COMPANY, 800 FIRST AVENUE SOUTH, P. O. BOX 8020, WISCONSIN RAPIDS, WISCONSIN 54495-8020, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF ITS FISCAL 1997 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SEC.

        Any shareholder proposal intended for consideration at the 1999 annual meeting of shareholders must be received by the Company no later than July 29, 1998 in order to be considered for inclusion in the Company's Proxy Statement and proxy for that meeting. A shareholder that otherwise intends to present business at the Company's 1999 annual meeting of shareholders must comply with the requirements set forth in the Company's By-laws, as described above.

                                 NORTHLAND CRANBERRIES, INC.

                                 [PRINTER TO INSERT SIGNATURE]

                                 David J. Lukas
                                 Vice President Administration,
                                 Corporate Counsel and Secretary

   Wisconsin Rapids, Wisconsin
   November 26, 1997

   PROXY FOR CLASS A                                        PROXY FOR CLASS A
   COMMON STOCK                                                  COMMON STOCK


                           NORTHLAND CRANBERRIES, INC.
                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 7, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints John Swendrowski and Jerold D. Kaminski, and each or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of Class A Common Stock of Northland Cranberries, Inc., held of record by the undersigned on November 20, 1997 at the annual meeting of shareholders scheduled to be held on January 7, 1998 and at any adjournment thereof.

       The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 1997 Annual Report to
       Shareholders and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY USING THE ENCLOSED ENVELOPE

       PLEASE DO NOT FOLD   (Continued and to be signed on reverse side.)

                           NORTHLAND CRANBERRIES, INC.
                PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                        USING DARK INK ONLY.  [shaded box]

                                               FOR    WITHHOLD   FOR ALL
    1. Election of Directors-                  (Except Nominee(s)
       Nominees: Patrick F. Brennan, Robert    written below)
       E. Hawk, Jeffrey J. Jones, Jerold D.
       Kaminski, LeRoy J. Miles, Pat           [_]      [_]        [_]
       Richter, John C. Seramur and John
       Swendrowski                             _________________________


    2. In their discretion, upon such other
       business as mayproperty come before
       the meeting and at any adjournment
       thereof.



    This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the eight director nominees indicated above and on such other business as may properly come before the meeting in accordance with the best judgement of the proxies named herein.

            Dated: ____________________________, 199__

    Signatures(s) ____________________________________


    ____________________________________________________
    Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           NORTHLAND CRANBERRIES, INC.
                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 7, 1998
                                    P R O X Y
                            FOR CLASS B COMMON STOCK


    PLEASE MARK,    The undersigned hereby appoints John Swendrowski and
    SIGN, DATE AND  Jerold D. Kaminski, and each or either of them, as
    RETURN THIS     proxies, each with the power to appoint his substitute,
    PROXY CARD      and hereby authorizes each or either of them to represent
    IMMEDIATELY     and to vote, as designated below, all the shares of Class
    USING THE       B Common Stock of Northland Cranberries, Inc., held of
    ENCLOSED        record by the undersigned on November 20, 1997 at the
    ENVELOPE        annual meeting of shareholders scheduled to be held on
                    January 7, 1998 and at any adjournment thereof.

    PLEASE DO       1.   Election of Directors.
    NOT FOLD
                         [_]  FOR all eight nominees listed below
                              (except as marked to the contrary
                              below)

                         [_] WITHHOLD AUTHORITY to vote for all eight nominees listed below

    THIS PROXY IS   PATRICK F. BRENNAN, ROBERT E. HAWK, JEFFREY J. JONES,
    SOLICITED ON    JEROLD D. KAMINSKI, LEROY J. MILES, PAT RICHTER, JOHN C.
    BEHALF OF THE   SERAMUR AND JOHN SWENDROWSKI
    BOARD OF
    DIRECTORS
                    (INSTRUCTION:   To withhold authority to vote for any
                    individual nominee, write that nominee's name on the space provided below.)



                    2. In their discretion, upon such other business as may properly come before the meeting and at any adjournment thereof.


                                    (continued on reverse side)

                                   (continued from reverse side)


                         The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and the 1997 Annual Report to Shareholders and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

                         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the eight director nominees indicated above and on such other business as may properly come before the meeting in accordance with the best judgment of the proxies named herein.



                         Dated:                   , 199__



                              _____________________________________

                              _____________________________________
                              Signature(s) of Shareholder(s)


                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.